Exhibit 99.2

First Quarter 2018 Financial Results and Business Update

Conference Call Script

John McDonough – CEO Commentary

John Sprague – CFO Commentary

Matt Clawson (W2O)—Moderator

May 8, 2018 – 4:30pm ET

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Conference ID:

Operator:

Good afternoon, ladies and gentlemen. Thank you for standing by, and welcome to the T2 Biosystems 2018 first quarter financial results conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time. It is now my pleasure to turn the call over to Matt Clawson, of the W2O Organization.

Please go ahead, sir.

Matt Clawson

Thank you, operator, and good afternoon everyone. Thanks for joining us for the T2 Biosystems 2018 first quarter financial results conference call. On the call to discuss the results and operational highlights for the quarter ended March 31, 2018, are President and CEO, John McDonough, and Chief Financial Officer, John Sprague. The executive team will open the call with some prepared remarks, followed by a question-and-answer period.

I would like to remind everyone that comments made by management today and answers to questions will include forward-looking statements. Those include statements related to T2 Biosystems’ future financial and operating results and plans for developing and marketing new products. Forward-looking statements are based on estimates and assumptions as of today and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the risks and uncertainties described in T2 Biosystems’ Annual Report on Form 10-K filed with the SEC on March 19, 2018. The company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by law.

With that, I’d like to turn the call over to President and CEO, John McDonough, good afternoon. John?

John McDonough:

Thank you, Matt. Good afternoon, everyone, and thank you for joining us as we discuss the progress, results and outlook following our 2018 first quarter.

The past quarter was one of both execution and anticipation as we continued to make progress in the field and, more importantly, lay the groundwork for what we believe to be the most important product launch to date at T2 Biosystems. But before I detail those activities, let me summarize the financial and commercial results from the period, which John Sprague will then amplify with more detail in his commentary.

In the first quarter, we reported total revenues of $2.311 million and product revenue of $1.048 million. Both revenue levels met or exceeded our guidance, and more importantly, reflect solid trends in commercial activity, instrument placements, and utilization. Overall, product revenue grew 66% from the first quarter of 2017, driven by growing sales of the T2Candida Panel and the T2Dx Instrument. This included increased T2Candida usage on a “same store” basis over last quarter – a positive sign that utilization is growing over time as hospitals better understand the benefits and new hospital protocols are adopted.

T2Dx Instrument sales continue to show a steady build as does the new customer pipeline due to the anticipated FDA clearance of the T2Bacteria Panel and the growing body of third-party data, peer-reviewed literature and customer success stories – addressing both the T2Candida Panel and the early use of the RUO version of the T2Bacteria Panel.

We measure our progress, in part, using metrics that include the number of new instrument placements, the number of contracts in place and the growth in the number of high-risk patients at customer facilities under those contracts. The number of high-risk patients is important as it represents the current existing market opportunity for the T2Candida and T2Bacteria Panels if every patient at hospitals under contract were tested at the time they showed symptoms of infection. Another way to think about it is that this number represents our available market under contract.

During the first quarter, we increased the number of high-risk patients at hospitals under contract by approximately 48,000, which was a greater number than the 35,000-high-risk patient target we conveyed on our Q4 call. That positive patient trend corresponded with 5 new instrument placements in Q1, 4 contracts that provide access to 10 new hospitals, and the expansion of contracts with 2 existing customers to include the T2Bacteria Panel, once cleared by the FDA. We continue to see hospitals and systems focused on T2Bacteria commercial availability, both as a catalyst to begin the contracting process but also before moving forward with activating contracts.

As evidence of that dynamic, we had mentioned a step up in the number of proposals delivered in the fourth quarter. 24 proposals were delivered in Q4, up from 8 in Q3, and this elevated level of interest continued in Q1 with the delivery of 17 new proposals. We believe this is one more indicator that the anticipation of the T2Bacteria Panel is generating real interest and is resulting in a higher overall level of commercial activity. Given that this robust activity primarily reflects interest in the T2Bacteria Panel, we do not anticipate an increase in closing rates until we receive FDA clearance of T2Bacteria. However, when T2Bacteria is available, we anticipate that 80% or more of proposals will close over time, with varying timelines around the sales cycle depending on the customer.

Furthering that theme of the T2Bacteria impact, as of March 31, 2018, we had 11 T2Bacteria RUO customers and 2 current T2Candida customers that have amended their contracts to include delivery of T2Bacteria once it is cleared to market by the FDA, exceeding our own expectations of contract close rates prior to FDA clearance.

As of March 31, 2018, we have 70 instruments placed or contracted to be placed, covering 162 hospitals in the United States and worldwide. We estimate that each instrument is capable of running over 3,000 T2Candida and/or T2Bacteria tests per year. Additionally, as of March 31, 2018, those contracts and instrument placements provide access to an estimated almost 520,000 high-risk patients that could be tested with T2Candida and T2Bacteria, which both run on the T2Dx Instrument.

It is still our intent to hold a conference call following the expected announcement of FDA clearance of T2Bacteria, to, among other things, provide updated 2018 full year financial guidance and to detail key pre- and post-launch activities in more detail. At that time, we will also provide guidance on the number of instruments expected to be placed and the number of hospital accounts expected to be closed during 2018.

T2Bacteria

That brings us to the status of the T2Bacteria Panel, a topic in which we are all keenly interested. All of the activities and correspondence with the FDA appear to be on track for the typical review timeline of 6 to 9 months following submission. That timeline has us on a path to FDA clearance this quarter, and we see no indications of any deviation from that path. Our discussions with the FDA continue to be productive and cooperative, and they appear to appreciate the positive data from the clinical trial and the benefit of the T2Bacteria Panel for patients. At T2 Biosystems, we are all collectively waiting with anticipation for this important milestone and the next step towards controlling sepsis and lessening its impact on families and the healthcare system.

As a reminder, the T2Bacteria Panel submission includes a filing with compelling data that demonstrates overall sensitivity of 95.8% and overall specificity of 98.1%. This compares favorably to the reported 50 to 65% sensitivity of a single set of blood cultures and, therefore, the sensitivity of any diagnostic product that is dependent on a positive blood culture. Most importantly, in the pivotal study, of over 1,400 prospective patients run at 11 different institutions across the United States, T2Bacteria identified 104 patients with strong evidence of bloodstream infections for our panel members. Of those, the blood culture which was drawn concurrently with the T2Bacteria blood draw detected only 39 patients, and all blood cultures drawn on those patients, over a time period of many days, detected 74 infections. And the average time to result for the T2Bacteria Panel was 5.4 hours, compared to 71.7 hours for blood culture-based species identification.

Those kinds of differentiated results – both in sensitivity and time – are driving enthusiastic interest in the T2Bacteria Panel from both existing and new customers. As I mentioned, we are already seeing a strong uptick in proposal activity. That dynamic, combined with the market research we shared with you on last quarter’s call, gives us a sense of confidence that T2Bacteria should be a primary driver for new contracts in the second half of the year, followed by growing system and consumable sales as new protocols for suspected infections are established and utilization follows. It is important to remember that the volume of T2Bacteria tests should be higher at each institution that adopts both T2Candida and T2Bacteria. In fact, market research and clinical data indicate that testing volumes for T2Bacteria could be as much as 10 times greater than T2Candida, or even more, because patients will likely be tested closer to the time they show the first signs of a possible sepsis infection.

In addition, we anticipate T2Bacteria will be implemented in many Emergency Room Departments, where the majority of applicable sepsis-causing infections first present. This represents an exciting new beachhead into hospitals, as we look to expand our overall customer base and gain footholds where both the economics and clinical need converge positively.

Of course, this will not be an instant phenomenon, especially at those new customer sites that do not currently use T2Candida. But hospitals are coming around to the fact that from the patient and healthcare perspective, the combination of T2Bacteria and T2Candida, together, offers the health system the potential to positively impact patient lives by allowing a faster and a more targeted therapeutic approach to treating patients while potentially saving institutions millions of dollars each year.

We are planning to use the market experience and data we have gathered to execute a smart, impactful launch process when the FDA does give us clearance to market and sell T2Bacteria. Over the past 2 years, while we have not been able to market the T2Bacteria Panel in the US, we have been able to seed the marketplace by virtue of the gathering and publication of data, the use of the system in a research setting and, more recently, field experience in the EU with institutions that are using the T2Bacteria Panel. These activities have served to generate interest and to identify both where the opportunities lie and some early operational lessons for the anticipated roll-out.

As you might imagine, our sales team is anxiously awaiting FDA clearance of T2Bacteria and is looking forward to changing the clinical conversation and the economic equation while delivering a system that is designed to change the way that infectious disease is managed in the hospital environment.

Pipeline and Other Commercial Efforts

Before turning the call over to John Sprague for the details of our Q1 financial performance, I’d like to provide a brief update on our pipeline and development efforts.

1.	Having concluded our pre-clinical study for our T2Lyme diagnostic panel, we are still on track to commence the FDA clinical trial for T2Lyme this Spring. We expect this clinical trial to continue into 2019, which may enable us to make a submission to the FDA sometime next year. We estimate the size of the T2Lyme market to be $700 million and believe we can make a difference in detecting this growing disease by directly detecting the bacteria that enters the bloodstream from a tick bite.

2.	The T2Gram Negative Resistance Diagnostic Panel, being developed through a partnership with Allergan, also remains on track, and we plan to deliver initial product to Allergan by the end of this calendar year. In the future, this product could be used to determine if a patient is resistant to the first-line therapy associated with certain deadly gram negative bacterial infections.

3.	We believe our partnership with the Centers for Disease Control and Prevention (CDC) regarding a new effort that will use the T2Dx Instrument and an Investigational Use Only T2Candida-auris Panel as a means of rapidly detecting the superbug Candida auris in hospitals around the country is progressing well. Existing laboratory methods that detect Candida auris, including culture, suffer from prolonged detection times, 17 days at the CDC, and low accuracy, which exacerbates the challenge in the fight to contain the superbug. The T2Candida-auris panel has an average time to result of approximately 4 hours. The validation work has been completed, and we expect the data from the work at the CDC to be published in the future and to potentially serve as an entry point to state hospitals and other institutions that are focused on the Candida auris outbreak.

4.	The initial development efforts of an expanded T2Bacteria Panel are underway as part of our collaboration with CARB-X. The new tests aim to address the most serious superbugs and resistance genes on the antibiotic-resistance threat list published by the CDC. The tests delivered by T2 Biosystems will aim to identify 20 or more additional infectious species and resistance genes directly from whole blood.

With that, let me turn the call over to John Sprague who will review our first quarter 2018 financial results in greater detail. John?

John Sprague:

Thank you, John.

First quarter 2018 total revenue of $2.311 million exceeded the high end of guidance by 44%, and increased 39% over last quarter’s revenues of $1.661 million and 146% over last year’s first quarter revenues of $941 thousand.

Product revenues, primarily T2Candida Panel and T2Dx Instrument sales, of $1.048 million were at the high end of guidance, a 21% decrease over last quarter’s product revenues of $1.335 million and a 66% increase over last year’s first quarter product revenues of $631 thousand. The decrease in product revenue from Q4 2017 to Q1 2018 was driven by higher T2Candida sales offset by lower T2Dx Instrument sales due to the timing of orders.

Research revenues were $1.2 million compared to $326 thousand last quarter and $310 thousand in last year’s first quarter.

Costs and expenses, excluding cost of product revenue, were $10.5 million, an increase of 8% over last quarter’s costs and expenses of $9.7 million and a 16% decrease over last year’s first quarter costs and expenses of $12.5 million. Costs and expenses were 2% below the low range of guidance and include non-cash compensation expense of $1.4 million compared to $1.0 million last quarter and $1.1 million in last year’s first quarter.

Operating margins were a loss of $11.5 million, a 20% decrease over last quarter’s $14.4 million operating margin loss and a 12% decrease over last year’s first quarter operating margin loss of $13.1 million.

Net interest expense and other non-operating expenses were $1.5 million compared to last quarter’s net interest expense and other non-operating expenses of $3.8 million, which included non-cash interest expense related to the valuation of an embedded debt derivative of $2.2 million, compared to last year’s first quarter net interest expenses and other non-operating expenses of $1.6 million.

Our net loss was ($12.9) million, ($0.36) per share, compared to a net loss last quarter of ($18.2) million, ($0.51) per share and a net loss in last year’s first quarter of ($14.7) million, ($0.48) per share. Weighted average shares outstanding were 36.0 million compared to 35.9 million last quarter and 30.6 million in last year’s first quarter.

Our cash and cash equivalents were $29.7 million at March 31, 2018. We believe we have sufficient cash and financing sources through the first quarter of 2019.

Second Quarter 2018 Outlook

The following forward-looking statements reflect estimates based on information as of May 8, 2018 and are subject to uncertainty. Additional information is available under the heading “Forward-Looking Statements.”

We will provide guidance for the full year 2018 following FDA clearance of the T2Bacteria Panel.

For the second quarter of 2018, we expect total revenue to be $3.0 million to $3.3 million, with product revenue in the range of $1.0 million to $1.3 million. Research revenue is expected to exceed $2.0 million in Q2 due to a one-time payment expected from Canon related to the T2Lyme project. We expect to close at least 6 new contracts in the second quarter, which include at least 8 new placements of T2Dx Instruments that provide access to a minimum of 35,000 high-risk patients. We expect our contract close rate and instrument placement rate to accelerate following FDA clearance of the T2Bacteria Panel.

We also expect second quarter 2018 operating expenses, excluding cost of product revenue, to be $10.0 million to $10.5 million, including non-cash stock based compensation and depreciation expenses of $2.0 million.

Our weighted average shares outstanding of 36.0 million may be impacted by stock option exercises.

Thank you and back to John McDonough for closing remarks.

John McDonough:

Thank you, John. In summary, we continue to make steady progress and to lay the necessary groundwork to optimize the roll-out and impact of the T2Bacteria launch following its FDA clearance.

It is a time of great anticipation at the company and, while our existing business continues to grow as anticipated, we are all looking forward to this next chapter at T2 Biosystems. We are squarely focused on driving the commercial adoption of our products and driving revenue growth through adoption of our platform and testing of patients via the combination of T2Candida and T2Bacteria once it is cleared by the FDA. We believe that this combination should result in the tipping point in the market and should drive a substantial increase in the number of installed systems and tests being run at hospitals, which should then result in a significant inflection in our revenue ramp.

Thank you for your participation in today’s call and for your continued interest in T2 Biosystems. That concludes our prepared remarks for this evening. Operator, we’ll now open the call for questions.